Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Scilex Holding Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(g)	11,003,988(2)	$11.50(3)	$126,545,862.00	$0.00011020	$13,945.36
	Equity	Common Stock, par value $0.0001 per share	457(c)	144,975,423(4)	$5.00(5)	$724,877,115.00	$0.00011020	$79,881.46
	Other	Warrants to purchase Common Stock	457(i)	5,265,776(6)	—	—	—	—(7)
Fees previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$851,422,977.00		$93,826.82
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$93,826.82

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of 11,003,988 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Scilex Holding Company, a Delaware corporation (the “Company”), issuable upon the exercise of (i) 4,104,000 Private Warrants (as defined in this registration statement) by the holders thereof and (ii) 6,899,988 Public Warrants (as defined in this registration statement) by the holders thereof.

(3)	The price per share is based upon the exercise price per Private Warrant and per Public Warrant of $11.50 per share.
(4)

Consists of 144,975,423 shares of Common Stock registered for resale by the Selling Securityholders named in this registration statement, including (i) 3,983,057 Sponsor Shares (as defined in this registration statement); (ii) 135,726,590 Merger Shares (as defined in this registration statement); (iii) 4,104,000 shares of Common Stock issuable upon the exercise of Private Warrants by the holders thereof; and (iv) and 1,161,776 shares of Common Stock issuable upon the exercise of Public Warrants held by Sorrento Therapeutics, Inc.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on November 25, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(6)	Represents the resale of 4,104,000 Private Warrants and 1,161,776 Public Warrants.
(7)	In accordance with Rule 457(i), the entire registration fee for the Warrants is allocated to the shares of Common Stock underlying the Warrants, and no separate fee is payable for the Warrants.